Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Hailiang Education Group Inc. on Form F-3 (File No. 333-222271) of our report dated October 18, 2018, except for Note 5(ii) Segment reporting to the financial statements, as to which the date is September 23, 2019, with respect to our audits of the consolidated financial statements of Hailiang Education Group, Inc. as of June 30, 2018 and for each of the two years in the period ended June 30, 2018, which report is included in this Annual Report on Form 20-F of Hailiang Education Group, Inc. for the year ended June 30, 2019.

/s/ Marcum Berstein & Pinchuk llp

Marcum Berstein & Pinchuk llp

New York, New York

September 23, 2019

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumbp.com